SEVERANCE, RELEASE AND COOPERATION AGREEMENT

     THIS AGREEMENT, made as of the 16th day of February, 2000, is entered into by and between PAUL M. GALES (hereafter "Executive") and EMPLOYEE SOLUTIONS, INC., (hereafter "Employer") and arises out of the cessation of Executive's employment with Employer. In consideration of the material promises contained herein, the parties agree as follows:

     1. COMPENSATION AND BENEFITS. Employer agrees to pay or provide, or arrange for the payment or provision of the following:

          a. BALANCE OF SALARY. Employer will continue to pay Executive salary at a monthly rate of $17,500 through April 7, 2000 in accordance with Employer's normal bi-weekly payroll practices.

          b. SEVERANCE PAYMENTS. Executive will also be entitled to severance payments of an additional $105,000 payable in thirteen (13) equal bi-weekly installments of $8,076.92 (less legally required withholdings) in accordance with Employer's normal payroll practices beginning with the first regular payday following the Termination Date (as defined in Section 2.a.). For example, if the Termination Date is April 7, 2000, the payments under this section shall extend from bi-weekly pay period ending April 22, 2000 through and including pay period ending October 7, 2000.

          c. FRINGE BENEFITS. Employer shall continue coverage of Executive and Executive's dependents under its medical and dental plans at Employer's expense through the earlier of October 2000, or the date that Executive commences other employment and is eligible to commence group medical coverage in connection therewith, (unless continuation of coverage under Employer's plans is not feasible, in which event Employer shall provide substantially similar benefits at its expense during such periods). Employer will continue to provide Executive's automobile expense allowance on the first pay date of each month through the earlier of (1) April 2000 or, (2) the date that Executive commences other full-time employment or, (3) the Termination Date if the Termination Date is earlier than April 7, 2000. Upon the first occurrence of any of these three events, Employer shall have no further obligation for payment of automobile expense allowance.

          d. ACCRUED BUT UNUSED VACATION. Upon the first pay date following the Termination Date, Employer will pay Executive a lump sum amount attributable to Executive's accrued vacation days that remain unused as of the date of this Agreement. Such amount (subject to withholding for applicable federal, state and local taxes) will be equal to $17,769.22.

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          e.  REIMBURSEMENT  OF  BUSINESS  EXPENSES.   Employer  will  reimburse
Executive for business expenses incurred by Executive in the course of his employment with Employer and submitted to Employer in accordance with Employer's policies and practices regarding expense reimbursements.

          f. EXPENSES. Each party shall be responsible for its own fees and expenses (including legal fees) in connection with this Agreement.

If Executive dies prior to receiving all amounts payable hereunder, all remaining amounts will be paid to Executive's spouse or, if she is not then living, to his estate.

     2. RESIGNATION.

          a. This Agreement will reflect Executive's resignation as Employer's Senior Vice President and Corporate Secretary and any office or position with any of Employer's subsidiaries, effective as of January 6, 2000. Employer will take with all reasonable speed those actions necessary so that Executive is removed as a "controlling person" of Employer and/ or its subsidiaries in Florida, Texas and any other applicable jurisdiction. The Employment Agreement dated March 19, 1997 between Employer and Executive is hereby terminated for all purposes. Executive's employment with Employer shall terminate automatically on April 7, 2000 or such earlier date as is specified by Executive in writing (the "Termination Date"), provided that the reason for Executive's notification of said earlier termination date shall be exclusively due to his commencement of employment with a new employer. If Executive specifies a Termination Date prior to April 7, 2000, there shall be no change to the aggregate amount of payments due under Section 1.a. and 1.b. of this Agreement or the method of payment of such amount, but any remaining amounts due under Section 1.a. after such earlier specified termination date shall be characterized as severance rather than salary. If Executive specifies an earlier termination date in accordance with the provisions above, payments for automobile expense allowance described in
Section 1.c. will cease as of the termination date so specified.

          b. Employer will not disclose to any third party any information relating to Executive's resignation other than the information contained in an email distributed to all of Employer's employees on January 7, 2000 or such additional information as may otherwise be required by law.

          c. Employer will continue to retain Executive for corporate and securities legal services subject to and pursuant to an engagement letter mutually agreed upon by Executive and Employer and provided that Executive affiliates with a law firm acceptable to Employer (in a reasonable time frame) with an established practice in such areas.

          d. Employer shall direct employees assigned to answer telephones to advise callers who ask for Executive that Executive has resigned and that Executive is continuing to provide post-resignation corporate and securities law

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services to Employer,  and to provide  callers who wish to speak with  Executive other than with respect to Employer's business with Executive's home telephone number (or such other number as Executive may specify).

          e. Employer further agrees that it will maintain Executive's personnel records and personnel information in confidence and will not release any information other than Executive's dates of employment by the Employer and job title to any person without the express written consent of Executive, except as required by law. Notwithstanding the foregoing sentence, Employer will provide a positive reference for Executive with respect to Executive's securities-related corporate services if requested by Executive.

          f. Employer (meaning, solely for this purpose, Employer's directors and executive officers and other individuals authorized to make official communications on Employer's behalf) will not disparage Executive or Executive's performance or otherwise take any action which could reasonably be expected to adversely affect Executive's personal or professional reputation. Similarly, Executive will not disparage Employer or any of its directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of Employer or any of its directors, officers, agents or employees.

     3. STOCK OPTIONS. Executive's current stock options, as evidenced in Employer's minutes or grant letters, shall remain outstanding pursuant to their terms for 90 days past the Termination Date. Options that are exercisable on the Termination Date shall remain exercisable during such 90-day period.

     4. RELEASE. Executive hereby fully and forever releases and discharges Employer and its parents, affiliates and subsidiaries, including all predecessors and successors, assigns, officers, directors, trustees, executives, agents and attorneys, past and present (collectively, the "Released Parties") from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders and liabilities, of whatever kind or nature, direct or indirect, in law, equity or otherwise, whether known or unknown, arising out of Executive's employment by Employer or the termination thereof, including, but not limited to, any claims for relief or causes of action under federal, state or local statute, ordinance or regulation regarding discrimination in employment and any claims, demands or actions based upon alleged wrongful or retaliatory discharge or breach of contract under any state or federal law. By this agreement Executive affirms that he is releasing all claims for age discrimination or any other legal rights or claims pursuant to the Age Discrimination in Employment Act as amended by the age discrimination provisions of applicable state laws that exist as of the date of the execution of this agreement, whether presently known or hereafter discovered. In connection with this release for any or all claims of age discrimination, Executive has been given the opportunity to consider entering into this Agreement for twenty-one (21) days preceding its execution. Executive acknowledges that he has had the opportunity to be represented by independent legal counsel prior to the execution of this Agreement, as well as the opportunity to consult with legal counsel as to the meaning and legal significance of this Agreement. The foregoing release does not extend to (i)

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claims solely to enforce  Employer's  obligations under this Agreement;  or (ii)
claims solely to enforce the Non-Director  Officer's  Indemnification  Agreement
between   Employer  and  Executive  dated  November  21,  1996,  or  claims  for indemnification under any applicable law of Employer's Articles of Incorporation
or  By-laws  (collectively  with  the  Non-Director  Officer's   Indemnification
Agreement, the "Indemnification Agreements").

     5. REVOCATION. Executive understands that he may revoke this agreement within seven (7) days after the agreement has been signed by all parties ("Revocation Period"). During this Revocation Period, Executive understands that no payment will be made under Section 1.b of this agreement, even it said payment would otherwise have been paid in accordance with the terms of that section. Executive further understands that if the agreement is not revoked within or by the conclusion of the Revocation Period, the agreement will be effective and enforceable. In order to revoke this agreement, Executive must deliver to Employer at 6225 N. 24th Street, Phoenix, Arizona 85016, a signed letter or other written notice stating that he is canceling or revoking the agreement. Executive also understands that under these circumstances, Employer has no obligation to pay any of the consideration described in Section 1.b or in
Section 1.c if the consideration in Section 1.c would have otherwise occurred absent the revocation, after the Termination Date.

     6. COOPERATION AGREEMENT. Executive further agrees that he will cooperate fully with Employer and its counsel with respect to any matter (including litigation, investigations, or governmental proceedings) with which Executive was involved in his capacity as General Counsel or Corporate Secretary during the term of employment with Employer. Executive will be available to perform such services on a reasonable basis to the extent requested by Employer, including on a full-time basis as needed, until the Termination Date. Thereafter, Executive will be available to perform such services to the extent reasonably requested by Employer for up to an average of 15 hours per month through October 7, 2000. The times and places for the performance of these services will be mutually agreeable to the parties, and Employer agrees to cooperate with Executive in scheduling such services to minimize disruption of any new employment or similar relationship which Executive may have commenced. Subject to the foregoing sentence, Executive shall render such cooperation in a timely manner on reasonable notice from Employer, and agrees to travel as reasonably requested by Employer in connection with performing such services. Employer will reimburse Executive's reasonable out-of-pocket expenses incurred in connection with providing such services in accordance with Employer's policies as in effect from time to time.

     7. RETURN OF EMPLOYER PROPERTY. Employer acknowledges receipt of all documents and files from Executive, as well as Employer property such as Executive's personal digital assistant. Employer acknowledges that Executive may possess copies of Employer-related documents from time to time as needed to provide requested services. On or prior to the earlier of the Termination Date, or the date that Executive commences other employment, Executive will return to Employer the cellular phone and accessories previously furnished to Executive. The business use (and incidental personal use) of the cellular phone during this period is intended for the Executive only, as reasonable and necessary in the performance of services for the Employer. Other office equipment purchased by Employer for Executive's use (e.g. a laptop computer and docking station, discarded desktop computer and fax machine) will become property of Executive and need not be returned to Employer.

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     8.  EXECUTIVE'S  ACKNOWLEDGMENT.  Executive has fully reviewed the terms of this Agreement, acknowledges that he understands the terms of this Agreement and states that he is entering into this Agreement knowingly and voluntarily.

     9. EXECUTIVE'S SUCCESSORS. This Agreement will be binding upon and inure to the benefit of the parties hereto, their representatives, agents and assigns, and as to Executive, his spouse, heirs, legatees, administrators and personal representatives.

     10. ENTIRE AGREEMENT OF THE PARTIES. This Agreement, together with the Indemnification Agreements and Employee's confidentiality/noncompete agreement, constitutes the exclusive and complete agreement between the parties hereto relating to the subject matter hereof. No amendment of this Agreement will be binding unless in writing and signed by the parties.

     11. SEVERABILITY. The provisions of this Agreement are severable. If any provision or the scope of any provision is found to be unenforceable or is modified by a court of competent jurisdiction, the other provisions or the affected provisions as so modified shall remain fully valid and enforceable.

     12. GOVERNING LAW. This Agreement shall be governed by the law of the Arizona, without regard to the application of the principles of conflicts of laws. Exclusive venue for any dispute or disagreement with respect to this Agreement shall lie in Maricopa County, Arizona.

     13. COMMUNICATIONS. Executive shall not discuss, with any ESI employee or any other person, any matter relating to Employer or its subsidiaries, affiliates, officers, directors, employees or agents without the prior written authorization of Employer's Chief Executive Officer. The foregoing shall not apply to (i) communications to persons other than Employer's employees and independent contractors consisting solely of information publicly available through Employer's Securities and Exchange Commission filings or press releases;
(ii) communications in the course of services being provided to persons with a need to receive such communications to perform the specific business functions with respect to which Executive has been requested to provide services; (iii) factual communications to prospective employers concerning Executive's duties and responsibilities with Employer to the extent necessary in connection with job interviews; or (iv) testimony in a judicial or administrative proceeding.

     14. TENDER BACK. Should Executive attempt to challenge the enforceability of this Agreement or any provision herein, or attempt to initiate any legal proceedings, including but not limited to administrative agency or court proceedings arising out of or related to Executive's employment or termination of employment with Employer, Executive shall initially tender to Employer, by certified check delivered to counsel for Employer, the full amount of cash consideration paid to him hereunder, plus interest at the legal rate from the date of Executive's execution of this Agreement, and shall invite Employer to cancel this Agreement. If Employer accepts the offer to cancel the Agreement,

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this  Agreement  shall be  canceled.  If Employer  does not accept this offer to cancel, Employer shall so notify Executive and shall place the amount tendered by Executive in an interest-bearing account pending a determination of the enforceability of this Agreement. If the Agreement is determined to be enforceable, 100% of the amount of the account shall be repaid to Executive; if this Agreement is not determined to be enforceable, the amount in the account shall be retained by Employer or its designee. This Section 14 shall not be applicable to actions brought by Executive to enforce Employer's obligations hereunder.

     IN WITNESS WHEREOF, the undersigned acknowledge that they have executed this instrument as their free and voluntary act, for the uses and purposes set forth herein on the dates set forth below.


                                        EMPLOYEE SOLUTIONS, INC.


                                        By: /s/ Quentin P. Smith, Jr.
                                            ------------------------------------
                                            Title: Chief Executive Officer
                                            Date:  February 16, 2000


                                        PAUL M. GALES

                                        By: /s/ Paul M. Gales
                                            ------------------------------------
                                            Date: February 10, 2000

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